Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated September 12, 2008 relating to the consolidated financial statements of Zygo Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoptions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, on July 1, 2007 and Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on July 1, 2005) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated September 12, 2008, relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP

Hartford, Connecticut
December 5, 2008